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PRESS RELEASE

For Immediate Release

Bluerock Residential Growth REIT Enters Agreement to Acquire a Majority Interest in Lansbrook Village, Tampa

New York, NY (May 21, 2014) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (the “Company”) today announced that its operating partnership has entered into a membership interest purchase agreement to acquire a majority joint venture interest in Lansbrook Village, a Class A apartment community located in the Tampa, Florida suburb of Palm Harbor with an equity investment of approximately $14.2 million. The details of the agreement are discussed in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission filed today.

The company’s board announced that its Board of Directors has approved the acquisition earlier this month.

The joint venture in which the Company intends to invest has acquired 573 units out of a 774-unit condominium community. The units are currently 94% leased and operated as a rental community.

As reported in communications earlier this month, Bluerock Residential Growth REIT believes that its purchase of Lansbrook as a ‘fractured condominium’ represents significant discount to replacement cost, with potential for good value growth over time. The Company intends to joint venture on this investment with Atlanta-based Carroll Organization, an established owner and operator of high-quality multifamily real estate.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust formed to acquire a diversified portfolio of institutional-quality apartment properties in demographically attractive growth markets throughout the United States. The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur, including the Company’s investment in the joint venture that owns the Lansbrook Village property. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus dated March 28, 2014 and filed by the Company with the Securities and Exchange Commission (“SEC”) on April 1, 2014, and subsequent filings by the Company with the SEC.

Contact

(Media)

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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